UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Redwoods Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

REDWOODS ACQUISITION CORP.
1115 Broadway, 12th Floor
New York, NY 10010

TO THE STOCKHOLDERS OF REDWOODS ACQUISITION CORP.:

As you know, the special meeting (the “special meeting”) of Redwoods Acquisition Corp. (the “Company,” “we,” “us” or “our”) to be held at 9:00 a.m. EST, on November 13, 2023. The special meeting will be conducted via an audio conference call by calling 877-407-3088 (Toll Free) or by visiting https://event.choruscall.com/mediaframe/webcast.html?webcastid=kC2KNJOC.

At the special meeting, the stockholders will consider and vote upon the following proposals:

1.	To amend (the “Extension Amendment”) the Company’s Amended and Restated Certificate of Incorporation (our “Charter”) to allow the Company to extend the date by which the Company must consummate a business combination up to twelve (12) times for an additional one month each time (the “Extension”) from December 4, 2023 (the date that is 20 months from the closing date of the Company’s initial public offering (the “IPO”)) (the “Amended Date”) to December 4, 2024 (the date that is 32 months from the closing date of the IPO) (the “Extended Date”) (the “Extension Amendment Proposal”).

2.	To amend (the “Trust Amendment”) the Investment Management Trust Agreement, dated March 30, 2022 (as amended by Amendment No.1 thereto, the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), to allow the Company to extend the date on which the Trustee must liquidate the trust account established by the Company in connection with the IPO (the “Trust Account”) if the Company has not completed its initial business combination, from the Amended Date (the date that is 20 months from the closing date of the IPO) by up to twelve (12) times for an additional one month each time from the Amended Date to the Extended Date by depositing $60,000 per month for each monthly Extension (the “Trust Amendment Proposal”).

3.	A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Extension Amendment Proposal or the Trust Amendment Proposal or if we determine that additional time is necessary to effectuate the Extension (the “Adjournment Proposal”). The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes for, or otherwise in connection with, the approval of the Extension Amendment Proposal and the Trust Amendment Proposal.

On or about November 2, 2023, the Company mailed to you a proxy statement relating to the special meeting. The attached Supplement to the proxy statement contains additional information that supplements the proxy statement. The Company urges you to read this Supplement, together with the proxy statement previously sent to you, carefully and in its entirety.

The Company is providing this Supplement to reflect that Redwoods Capital LLC, the Company’s sponsor, or any of its affiliates or designees (the “Contributors”) must deposit $35,000 into the trust account for each monthly extension from the Amended Date to the Extended Date. Each such deposit is referred to herein as an “Extension Payment.” Each Extension Payment will be deposited in the trust account within two business days prior to the beginning of the additional extension period (or portion thereof). The Extension Payment(s) will bear no interest and will be repayable by the Company to the Contributors upon consummation of an initial business combination. The loans will be forgiven by the Contributors if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the trust account. If the Company extends the time to complete a business combination to December 4, 2024, the Contributors would make aggregate Contributions in the amount of $420,000, or approximately $0.08 per share assuming no redemptions.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the original proxy statement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this Supplement to the proxy statement.

I look forward to seeing you at the meeting.

November 3, 2023	By Order of the Board of Directors,

/s/ Jiande Chen
Jiande Chen
Chief Executive Officer, President and Chairman of the Board

Your vote is important. If you are a stockholder of record, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote virtually at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal and the Trust Amendment Proposal, and an abstention will have the same effect as voting against the Extension Amendment Proposal and the Trust Amendment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Adjournment Proposal.

SUPPLEMENT NO. 1 DATED NOVEMBER 3, 2023

TO

PROXY STATEMENT — DATED NOVEMBER 2, 2023

REDWOODS ACQUISITION CORP.
1115 Broadway, 12th Floor
New York, NY 10010

This proxy statement supplement (the “Supplement”) is being filed with the United States Securities and Exchange Commission and is being made available to stockholders of record of Redwoods Acquisition Corp. (the “Company”) as of the close of business on October 19, 2023. The following information supplements and should be read in conjunction with the original proxy statement dated November 2, 2023 that the Company mailed to you on or about November 2, 2023 (the “Original Proxy Statement”). All capitalized terms not defined herein shall have the same meaning as in the Original Proxy Statement.

The Company is providing this Supplement to reflect that Redwoods Capital LLC, the Company’s sponsor, or any of its affiliates or designees (the “Contributors”) must deposit $35,000 into the trust account for each monthly extension from the Amended Date to the Extended Date. Each such deposit is referred to herein as an “Extension Payment.” Each Extension Payment will be deposited in the trust account within two business days prior to the beginning of the additional extension period (or portion thereof). The Extension Payment(s) will bear no interest and will be repayable by the Company to the Contributors upon consummation of an initial business combination. The loans will be forgiven by the Contributors if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the trust account. If the Company extends the time to complete a business combination to December 4, 2024, the Contributors would make aggregate Contributions in the amount of $420,000, or approximately $0.08 per share assuming no redemptions. The Company’s Investment Management Trust Agreement, dated March 30, 2022, as amended, by and between the Company and Continental Stock Transfer & Trust Company will be amended (the “Trust Amendment”) to reflect the foregoing. The Trust Amendment is attached hereto as Annex B. Below is the Trust Amendment Proposal from the Original Proxy Statement as restated to reflect the foregoing.

THE TRUST AMENDMENT PROPOSAL

Overview

The Company entered into the Trust Agreement in connection with the IPO and a potential business combination.

The Trust Amendment would amend the Trust Agreement to authorize the Extension as contemplated by the Extension Amendment Proposal provided that the Contributors must deposit $35,000 into the trust account for each monthly extension from the Amended Date to the Extended Date. A copy of the proposed Trust Amendment is attached to this proxy statement as Annex B. All stockholders are encouraged to read the proposed amendment in its entirety for a more complete description of its terms.

Reasons for the Proposal

The purpose of the Trust Amendment Proposal is to authorize the Extension under the Trust Agreement, as the Extension is not contemplated under the Trust Agreement’s current terms.

We believe that given the Company’s expenditure of time, effort and money on pursuing an initial business combination, circumstances warrant providing public stockholders an opportunity to consider a business combination. For the Company to implement the Extension, the Trust Agreement must be amended to authorize the Extension.

Vote Required for Approval

The affirmative vote by holders of at least a majority of the Company’s outstanding common stock is required to approve the Trust Amendment.

If you do not vote, you abstain from voting or you fail to instruct your broker or other nominee as to the voting of shares you beneficially own, your action will have the same effect as a vote “AGAINST” the Trust Amendment Proposal. If you do not want the Trust Amendment Proposal approved, you must abstain, not vote, or vote “AGAINST” the Trust Amendment Proposal.

The Company’s initial stockholders and their respective affiliates are expected to vote any common stock over which they have voting control (including any public shares owned by them) in favor of the Trust Amendment Proposal.

The initial stockholders are not entitled to redeem the founder shares or any public shares held by them. On the record date, the initial stockholders beneficially owned and were entitled to vote 2,875,000 founder shares, which represents 32.7% of the Company’s issued and outstanding common stock, and 519,005 shares of common stock underlying the Private Units.

Recommendation

Our Board has determined that the Trust Amendment Proposal is in the best interests of the Company and its stockholders. Our Board has approved and declared advisable adoption of the Trust Amendment Proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE TRUST AMENDMENT PROPOSAL.

The existence of financial and personal interests of our directors and officers may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is in the best interests of the Company and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Extension Amendment — Interests of the Company’s Directors and Officers” for a further discussion.

ANNEX B

PROPOSED AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 2 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of [●], 2023, by and between Redwoods Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated March 30, 2022, by and between the parties hereto (as amended by Amendment No.1 thereto, the “Trust Agreement”).

WHEREAS, Section 7(c) of the Trust Agreement provides that Section 1(i) of the Trust Agreement may not be modified, amended or deleted without the affirmative vote of at least a majority of the then outstanding shares of Common Stock, par value $0.0001 per share, of the Company, voting together as a single class;

WHEREAS, the Company obtained the requisite vote of the stockholders of the Company to approve this Amendment; and

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment to Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i)	Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, only as directed in the Termination Letter and the other documents referred to therein; or (y) December 4, 2023 (the “Deadline Date”) (provided that the Board, in its discretion, upon written notice to the Trustee, may extend the Deadline Date on a monthly basis up to twelve times (each, an “Extension”), but in no event to a date later than December 4, 2024 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open)) if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes shall be distributed to the Public Stockholders of record as of such date; provided, however, that the Company or Redwoods Capital LLC (or their respective affiliates or permitted designees) will deposit into the Trust Account $35,000 per month for each Extension (each, a “Contribution”); provided further, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;”

Annex B-1

2. Amendments to Definitions.

(i)	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated March 30, 2022, by and between Redwoods Acquisition Corp. and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1 to the Investment Management Trust Agreement dated April 4, 2023 and Amendment No. 2 to the Investment Management Trust Agreement dated [●], 2023.”

4.1.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

4.2.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

4.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

4.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

4.6.	Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page to Follow]

Annex B-2

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

REDWOODS ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:
Title:

Annex B-3